Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355 USA

Orthovita Receives FDA Clearance for CORTOSS™ Bone

Augmentation Material in Treatment of Vertebral Compression

Fractures

For Immediate Release

Contact:	Antony Koblish, President and Chief Executive Officer Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Monday, June 8, 2009 – Orthovita, Inc. (NASDAQ: VITA), a leading orthobiologics and biosurgery company, announced today that it received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market CORTOSS Bone Augmentation Material for treatment of vertebral compression fractures.

CORTOSS is an injectable, bioactive composite that mimics the physiological properties of human cortical bone and is the first alternative to polymethylmethacrlyate (PMMA) cement that has been evaluated in a large-scale, multi-center, randomized, controlled clinical study and cleared in the United States for the treatment of vertebral compression fractures. “Every year roughly 250,000 people in the United States undergo augmentation procedures such as vertebroplasty and kyphoplasty for painful fractures in the spine. Since the inception of the vertebroplasty procedure in the mid 1980s, PMMA has been the only viable implant for vertebral augmentation,” stated Antony Koblish, President and CEO of Orthovita. “CORTOSS is the first FDA-cleared alternative in this product category. Our experience and research to date shows that physicians and their staff are pleased with the innovative handling and biomechanical characteristics that CORTOSS offers. We believe these features, supported by our extensive human clinical data demonstrating safety and effectiveness, offer physicians and facilities substantial value and a clear rationale for adopting CORTOSS.”

In April 2009, Orthovita submitted the 2-year follow-up clinical data for patients enrolled in the company’s prospective, randomized, multi-center study comparing the efficacy of PMMA to CORTOSS. In this 256-patient pivotal trial conducted under an investigational device exemption, CORTOSS achieved its primary end-point of non-inferiority to the PMMA control at 24-months using a composite endpoint success rate reflecting improvement in the Visual Analogue Pain Scale (VAS) pain score, maintenance or improvement in Oswestry Disability Index (ODI) function assessment, maintenance of vertebral height and alignment, and no subsequent device-related surgical intervention at the index treatment level. In the pivotal study at 24 months:

•	The composite endpoint success rate was 76.9% for patients treated with CORTOSS and 73.4% for PMMA patients.

•	With an ODI success rate of 96.7%, the CORTOSS patient group experienced a statistically significant benefit in function success over the PMMA group, which had an ODI success rate of 88.4%.

Early patient outcomes were also assessed in the pivotal study at 3 months:

•	The composite endpoint success rate was 82.8% for patients treated with CORTOSS and 73.7% for PMMA patients.

•	With a VAS success rate of 86.6%, the CORTOSS patient group experienced a statistically significant benefit in pain success over the PMMA group, which had a VAS success rate of 75.0%.

In addition to the statistically significant benefit in pain success at three months and function success at 24 months, the CORTOSS population experienced measurable benefits over the PMMA cohort in the following outcomes:

•	A 43.4% reduction in subsequent, adjacent level fractures in CORTOSS patients treated for a primary fracture at one level, as measured at the end of the 24-month follow-up period.
•	The CORTOSS patients required an average of 30% less material to achieve fracture fill.

John Mathis, M.D. of The Center for Advanced Imaging in Roanoke, Virginia, and editor of the original textbook entitled “Percutaneous Vertebroplasty and Kyphoplasty,” commented: “For over 20 years, the treatment of vertebral fractures relied on the application of a foreign material without much consideration for the mechanical, and none for the biological conditions. CORTOSS is a material that was designed to restore mechanical conditions and match the properties of natural bone. I believe that its introduction marks the beginning of the next phase in the treatment of vertebral fractures which will be concentrated on the patients’ physiology.”

With 83% follow-up at the 24-month time point, the study also represents a significant piece of clinical research in this field. The pivotal study, in combination with various clinical trials previously completed in the U.S. and Europe, brings the total number of patients studied for CORTOSS in vertebral compression fractures to 527.

“In the evolution of vertebroplasty, development has focused largely on the different tools to deliver PMMA, instead of improving the implant that remains in the patient forever. Years ago, Orthovita had the vision to change this. After investing a tremendous amount of work and effort, the company is now ready to introduce this new and unique implant material. In addition, the exceptional quality of the clinical study that Orthovita designed and executed is an asset to the entire spinal community, ” said Pierce D. Nunley, M.D., Director of the Spine Institute of Louisiana, who participated in the trial.

CORTOSS Bone Augmentation Material is a blend of cross-linking resins and reinforcing fillers, which include the proprietary bioactive glass found in Orthovita’s VITOSS™ Bioactive FOAM products. Unlike PMMA, CORTOSS does not contain a methylmethacrylate monomer. The composite has a constant, paste-like consistency when being injected and sets quickly to create a load bearing implant with the mechanical properties of human cortical bone. In the pivotal study, CORTOSS demonstrated flow and fill into the existing intra-vertebral anatomy rather than displacing it like PMMA, which may reduce the volume of material required for clinical success. Pre-clinical in vitro and in vivo studies show that, after implantation, a bioactive response occurs at the implant’s surface which promotes the deposition of calcium phosphate, thereby strengthening the implant-bone interface. The unique flow characteristics of CORTOSS allow low-pressure, manual delivery through Orthovita’s ALIQUOT™ Delivery System. CORTOSS’ mix-on-demand preparation allows clinicians to stop material injection for an indeterminate amount of time, thus providing a high degree of procedural flexibility.

Commercialization for CORTOSS in the U.S. will be conducted through Orthovita’s orthobiologics and biosurgical sales forces. “Orthovita’s commercial success has been grounded in our ability to effectively present the value of our basic science and human clinical data throughout a hospital,” stated Christopher Smith, Senior Vice President of Sales and Marketing. “VITOSS Bone Graft Substitute is now the leading synthetic bone graft for spine surgery and our hemostat business, led by our VITAGEL™ product, has experienced brisk growth since its inception in 2005. We believe that CORTOSS will benefit significantly from the commercial infrastructure, core competencies and call patterns we have established. Further, we estimate that our current coverage addresses roughly 80% of the surgical market for vertebral compression fractures, which gives us a strong position to launch CORTOSS while we continue plans to grow our current product lines.”

Orthovita will focus its initial commercialization strategy on supporting and ensuring continued clinical success with CORTOSS in vertebral compression fractures. “We owe our clinical investigator and coordinator teams a debt of gratitude for their tireless efforts in executing the pivotal study,” said Maarten Persenaire, M.D., Chief Medical Officer for Orthovita. “It is from their experiences and thoughtful feedback that we have planned this launch. Reproducing their clinical success with every physician who uses CORTOSS is our singular objective,” Dr. Persenaire added.

Orthovita will hold a conference call today, June 8, 2009, at 11:00 a.m. Eastern Time, to review the CORTOSS 510(k) clearance and planned commercial launch of the product in the U.S. Antony Koblish, President and Chief Executive Officer, Nancy Broadbent, Senior Vice President and Chief Financial Officer, and Maarten Persenaire, M.D., Chief Medical Officer of Orthovita, will host the call.

The telephone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675. The conference identification number is 14027161. Participants should dial in ten minutes prior to the scheduled start time for the conference call.

A replay of the conference call will be available for one month beginning June 8, 2009, at 2:30 p.m. Eastern Time, and ending July 8, 2009, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 14027161.

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. The orthobiologics platform offers products for the fusion, regeneration, and fixation of human bone. The biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VITOSSTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CORTOSSTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes

VITAGELTM Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and VITASURE™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release contains forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, demand and market acceptance of CORTOSS and our other products, the ability of our sales force to market CORTOSS, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption "Risk Factors,” as well as other matters such as our ability to manufacture sufficient quantities of CORTOSS to meet demand for the product. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.